                                                                  Exhibit (a)(1)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)
                                      of
                           Orion Capital Corporation
                                      at
                             $50.00 Net Per Share
                                      by
                             NTG Acquisition Corp.
                    an indirect wholly-owned subsidiary of

                   Royal & Sun Alliance Insurance Group plc

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
     NEW YORK CITY TIME, ON THURSDAY, AUGUST 12, 1999, UNLESS THE OFFER IS
                                   EXTENDED.

  THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 12, 1999, BY AND AMONG NTG ACQUISITION CORP. ("PURCHASER"), ROYAL GROUP, INC. ("ROYAL US") AND ORION CAPITAL CORPORATION (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                 ------------

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT. THE OFFER ALSO IS SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE INCLUDING THE CONSENT OF CERTAIN STATE INSURANCE REGULATORY AUTHORITIES WHICH ARE NOT EXPECTED TO BE RECEIVED UNTIL THE FOURTH QUARTER OF 1999. THE PARTIES EXPECT THAT THE EXPIRATION DATE WILL BE EXTENDED IN ORDER TO PERMIT THE PARTIES TO OBTAIN SUCH CONSENTS. SEE SECTIONS 11, 14 AND 15.

                               ----------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

  Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

  Questions and requests for assistance may be directed to the Information Agent (as defined herein) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or brokers, dealers, commercial banks or trust companies.

                               ----------------

                     The Dealer Manager for the Offer is:

                             Salomon Smith Barney

July 16, 1999

                               TABLE OF CONTENTS

INTRODUCTION..............................................................   1

THE OFFER.................................................................   3

 1.Terms of the Offer.....................................................   3
 2.Acceptance for Payment and Payment.....................................   5
 3.Procedures for Tendering Shares........................................   6
 4.Withdrawal Rights......................................................   8
 5.Certain U.S. Federal Income Tax Consequences...........................   8
 6.Price Range of the Shares; Dividends...................................   9
 7.Effect of the Offer on the Market for the Shares; Stock Listing;
    Exchange Act Registration; Margin Regulations.........................  10
 8.Certain Information Concerning the Company.............................  11
 9.Certain Information Concerning Purchaser, Royal US and Royal plc.......  13
10.Sources and Amount of Funds............................................  15
11.Background of the Offer; Purpose of the Offer and the Merger; the
    Merger Agreement and Certain Other Agreements.........................  15
12.Plans for the Company; Other Matters...................................  27
13.Dividends and Distributions............................................  29
14.Conditions to the Offer................................................  29
15.Certain Legal Matters..................................................  30
16.Fees and Expenses......................................................  34
17.Miscellaneous..........................................................  34

  SCHEDULE I -- Information Concerning Directors And Executive Officers Of
               Purchaser, Royal US and Royal plc

                                      (i)

To the Holders of Common Stock of
Orion Capital Corporation:

                                 INTRODUCTION

  NTG Acquisition Corp., a Delaware corporation ("Purchaser"), hereby offers to purchase all outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), including the associated preferred stock purchase rights issued pursuant to the Rights Agreement (as defined below) (the "Rights" and, together with the Common Stock, "Shares"), of Orion Capital Corporation, a Delaware corporation (the "Company"), at a price of $50.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

  Purchaser was formed in connection with the Offer and the transaction contemplated thereby. Purchaser is a direct wholly-owned subsidiary of Royal Group, Inc., a Delaware corporation ("Royal US"). Royal US is an insurance holding company. Royal US is an indirect wholly-owned subsidiary of Royal & Sun Alliance Insurance Group plc, a public limited company organized under the laws of England and Wales ("Royal plc"). For information concerning Royal US and Royal plc, see Section 9.

  Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will pay all fees and expenses of Citibank N.A., which is acting as the Depositary (in such capacity, the "Depositary"), and MacKenzie Partners, Inc., which is acting as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and each such person. See Section 16.

  The Board of Directors of the Company (the "Company Board") has unanimously approved the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger, and has unanimously determined that the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and unanimously recommends that the stockholders accept the Offer and tender their Shares pursuant to the Offer.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), financial advisor to the Company, has delivered to the Company Board its written opinion, dated July 11, 1999 (the "Financial Advisor Opinion"), to the effect that, as of such date and based upon and subject to certain assumptions, matters and limitations stated therein, the consideration to be received by the holders of Shares (other than Purchaser and its affiliates) in the Offer and the Merger is fair, from a financial point of view, to such holders. A copy of the Financial Advisor Opinion is attached as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares are urged to, and should, read the Financial Advisor Opinion carefully and in its entirety.

  The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which represents at least a majority of all outstanding Shares on the date of purchase (excluding for all purposes in calculating such majority any outstanding Shares owned by Royal US or Purchaser pursuant to the exercise of Royal US's rights under the Stock Option Agreement (as defined below)) (the "Minimum Condition"). The Offer also is subject to the other conditions set forth in this Offer to Purchase including the consent of certain state insurance regulatory authorities which are not expected to be received until the fourth quarter of 1999. The parties currently expect that the expiration date of the Offer will be extended in order to permit the parties to obtain such consents. See Sections 11, 14 and 15.

  The Company has represented and warranted to Purchaser and Royal US that, as of July 9, 1999, there were 27,355,263 Shares issued and outstanding and 1,408,066 Shares were issuable pursuant to the exercise of options pursuant to the Company's stock option plans ("Options"). The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Royal US, issue any additional Shares (except upon the exercise of outstanding Options). See Section 11. Based on the foregoing and assuming the issuance of 1,408,066 Shares issuable upon the exercise of outstanding Options, Purchaser believes that the Minimum Condition will be satisfied if 14,381,665 Shares are validly tendered and not withdrawn prior to the Expiration Date.

  As a condition and inducement to Purchaser and Royal US entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Royal US and the Company have entered into a Stock Option Agreement, dated as of July 12, 1999 (the "Stock Option Agreement"), pursuant to which, among other things, the Company has granted Royal US an irrevocable option to purchase up to 5,443,697 newly issued Shares at $50.00 per share (the "Company Option"). The Company Option only can be exercised under certain circumstances described herein. See Section 11.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 12, 1999 (the "Merger Agreement"), by and among Purchaser, Royal US and the Company. Pursuant to the Merger Agreement and the Delaware General Corporation Law ("Delaware Law"), on the second business day after the satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser shall be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries, (ii) Purchaser or any of its subsidiaries and (iii) stockholders who properly perfect their dissenters' rights under Delaware Law, will be converted into the right to receive the Offer Price in cash payable to the holder, without interest, upon the surrender of the certificate representing such Share. The Merger Agreement is more fully described in
Section 11.

  The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer which represent at least a majority of all outstanding shares of Common Stock, Purchaser or Royal US shall be entitled to designate up to such number of directors, but in no event less than a majority, rounded up to the next whole number, on the Company Board so that the percentage of Purchaser's nominees on the Company Board equals the percentage of outstanding Shares beneficially owned by Royal US, Purchaser and any other subsidiary of Royal US. The Company shall, at such time, upon the request of Purchaser, promptly use its reasonable best efforts to take all action necessary to cause such persons designated by Purchaser to be elected to the Company Board, if necessary, by increasing the size of the Company Board or securing resignations of incumbent directors or both. See Section 11.

  Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement and the Merger, if required by applicable law. See
Section 11. Under Delaware Law and pursuant to the Certificate of Incorporation and the Bylaws of the Company, the affirmative vote of the holders of a majority of the outstanding Shares at a meeting of the Company's stockholders is the only vote of any class or series of the Company's capital stock that would be necessary to approve the Merger Agreement and the Merger. If the Minimum Condition is satisfied and Purchaser purchases at least a majority of the outstanding Shares in the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. Pursuant to the Merger Agreement, Purchaser has agreed to vote the Shares acquired by it pursuant to the Offer in favor of the Merger. See Section 12.

  Under Section 253 of Delaware Law, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a short-form merger could be effected without any further approval of the Company Board or the stockholders of the Company. In the Merger Agreement, Purchaser and the Company have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the Offer for a period not to exceed ten (10) business days if the Shares tendered pursuant to the Offer are less than 90% of the outstanding Shares. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price. Purchaser presently intends to effect a short-form merger, if permitted to do so under Delaware Law, pursuant to which Purchaser will be merged with and into the Company. See Section 12.

  The Company has distributed one Right for each outstanding Share pursuant to the Rights Agreement, dated as of September 11, 1996, as amended, by and between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"). The Company has represented in the Merger Agreement that it has taken all action necessary under the Rights Agreement such that (i) Royal US will not be deemed an Acquiring Person (as defined in the Rights Agreement), the Distribution Date (as defined in the Rights Agreement) will not be deemed to occur, and the rights issuable pursuant to the Rights Agreement will not separate from the Shares, as a result of Royal US's entering into the Merger Agreement or the Stock Option Agreement, or consummating the Offer, the Merger and/or the other transactions contemplated thereby and (ii) the Rights shall expire upon the acceptance of the Shares for payment pursuant to the Offer.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

  1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date, and not withdrawn in accordance with Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Thursday, August 12, 1999, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. In the Merger Agreement, Purchaser has agreed that if all conditions to Purchaser's obligation to accept for payment and pay for Shares pursuant to the Offer are not satisfied on the scheduled Expiration Date, Purchaser may, in its sole discretion, extend the Offer for additional periods of time as Purchase determines in its sole discretion, provided that following the 90th day after the date of the Merger Agreement, such extensions will be in increments of not more than ten
(10) business days, and, further provided that the Expiration Date may not be extended beyond December 31, 1999. In addition, Purchaser is required under certain circumstances to extend the Offer at the request of the Company. See
Section 11.

  The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the consent of certain state insurance regulatory authorities (which are not expected to be received until the fourth quarter of 1999), and the other conditions set forth in Section 14. The parties currently expect that the Expiration Date will be extended in order to permit the parties to obtain such consents. If such conditions are not satisfied prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the SEC, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer and, to the extent permitted by applicable law, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the next sentence, amend the Offer. The Merger Agreement provides that Purchaser will not decrease the Offer Price, change the form of consideration to be paid in the Offer, decrease the number of Shares sought in the Offer, impose additional conditions to the Offer or make any other change to the terms and conditions of the Offer in any manner materially adverse to the holders of the Shares, without the prior written consent of the Company.

  The Merger Agreement requires Purchaser to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied on the Expiration Date. However, if immediately prior to the scheduled Expiration Date, all conditions to the Offer are satisfied but the number of Shares tendered and not withdrawn pursuant to the Offer constitutes less than 90% of the Shares outstanding, Purchaser may extend the Offer for a period not to exceed ten (10) business days, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date, provided that the Expiration Date may not be extended beyond December 31, 1999. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-l(d) under the Exchange Act. Without limiting the obligation of Purchaser under such Rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service. Under no circumstances will interest be paid on the Offer Price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

  If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five (5) business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

  The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  2. Acceptance for Payment and Payment. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book Entry confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

  Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-l(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

  Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. Procedures for Tendering Shares.

  Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility will not constitute delivery to the Depositary.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by book-entry confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after July 12, 1999 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's stockholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of stockholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. Under the "backup withholding" provisions of federal income tax law, unless a tendering registered holder, or its assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 10 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 10 to the Letter of Transmittal.

  4. Withdrawal Rights. Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 13, 1999.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

  Withdrawals of tendered Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  5. Certain U.S. Federal Income Tax Consequences. The following is a general summary of certain U.S. federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a "Holder"). The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following does not address the U.S. federal income tax consequences to all categories of Holders that may be subject to special rules (e.g., Holders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, Holders who perfect their appraisal rights under Delaware Law, foreign Holders, insurance companies, tax-exempt organizations, dealers in securities and persons who have held the Shares as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the federal income tax consequences to persons who do not hold the Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). Holders should consult their own tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the Offer and the Merger.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the Holder has held the Shares for more than one (1) year at the time of the consummation of the Offer or the Merger. Under the Code, capital gains recognized by an individual investor (or an estate or certain trusts) upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.

  6. Price Range of the Shares; Dividends. The Shares are traded on the NYSE under the symbol "OC". The following table sets forth, for each of the fiscal quarters indicated, the high and low reported closing sales price per Share on the NYSE and the per Share cash dividends paid for such periods.

                                                             Common Stock
                                                       -------------------------
                                                        High     Low   Dividends
                                                       ------- ------- ---------
Fiscal Year Ended December 31, 1997
  First Quarter....................................... $33.875 $30.000   $.14
  Second Quarter......................................  37.625  30.813    .16
  Third Quarter.......................................  45.750  36.720    .16
  Fourth Quarter......................................  51.000  42.375    .16
Fiscal Year Ended December 31, 1998
  First Quarter....................................... $55.688 $43.063   $.16
  Second Quarter......................................  57.750  52.000    .18
  Third Quarter.......................................  59.250  34.563    .18
  Fourth Quarter......................................  39.813  28.000    .18
Fiscal Year Ending December 31, 1999
  First Quarter....................................... $39.625 $29.625   $.18
  Second Quarter......................................  35.875  27.750    .18
  Third Quarter (through July 15, 1999)...............  47.750  34.500    --

  On July 9, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Purchaser and Royal US, the closing price for the Shares, as reported on the NYSE, was $40.750 per Share. On July 15, 1999, the last full trading day prior to the commencement of the Offer, the closing price of the Shares, as reported on the NYSE, was $47.438 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

  7. Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act Registration; Margin Regulations.

  Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Listing. The Shares are listed on the NYSE. After consummation of the Offer and depending upon the aggregate market value and the per Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE may delist the Shares if, among other things:
(i) the number of total stockholders falls below 400; (ii) the number of total stockholders falls below 1,200 and the average monthly trading volume is less than 100,000 shares (for the most recent 12 months); (iii) the number of publicly held Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more ("Excluded Holdings")) should fall below 600,000; or (iv) the aggregate market value of such publicly held Shares (exclusive of Excluded Holdings) should fall below $8 million. If as a result of the purchase of Shares pursuant to the Offer, Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. According to the Company, as of July 9, 1999, there were approximately 1,925 holders of record of the Shares and as of July 9, 1999, there were 27,355,263 Shares outstanding.

  If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market or other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

  Purchaser currently intends to seek termination of the listing of the Shares on the NYSE and of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If the NYSE listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the listing of the Shares on the NYSE and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Shares presently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

  8. Certain Information Concerning the Company.

  General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Purchaser, Royal US nor the Information Agent assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, Royal US or the Information Agent.

  The Company is an insurance holding company. The Company is a Delaware corporation with its principal executive offices at 9 Farm Springs Road, Farmington, Connecticut 06032. The telephone number of the Company at such offices is (860) 674-6600.

  Selected Financial Information. Set forth below is certain consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1998 and December 31, 1997 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, each as filed with the SEC pursuant to the Exchange Act.

  More comprehensive financial information is included in such reports and in other documents filed by the Company with the SEC. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the SEC in the manner set forth below.

                           ORION CAPITAL CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
              (in millions, except for per share data and ratios)

                             Three Months ended
                                  March 31,
                                 (Unaudited)        Year ended December 31,
                             --------------------  ----------------------------
                               1999       1998       1998      1997      1996
                             ---------  ---------  --------  --------  --------
Total revenues.............  $   336.3  $   424.8  $1,716.7  $1,590.6  $1,493.5
Operating earnings (loss)..  $   (89.1) $    23.4  $   68.6  $   85.7  $   72.9
After-tax investment
 gains.....................        1.1       18.8      34.2      30.1      13.7
Cumulative effect of
 adoption of new accounting
 principle.................       (4.6)       --        --        --        --
                             ---------  ---------  --------  --------  --------
Net earnings (loss)........  $   (92.6) $    42.2  $  102.8  $  115.8  $   86.6
                             =========  =========  ========  ========  ========
Combined ratios (GAAP).....      154.1%      99.3%    100.5%     99.7%     99.8%
Per basic common share:
  Operating earnings
   (loss)..................  $   (3.30) $    0.85  $   2.52  $   3.14  $   2.66
  After-tax investment
   gains...................       0.04       0.69      1.26      1.10      0.50
  Cumulative effect of
   adoption of new
   accounting principle....      (0.17)       --        --        --        --
                             ---------  ---------  --------  --------  --------
    Net earnings (loss)....  $   (3.43) $    1.54  $   3.78  $   4.24  $   3.16
                             =========  =========  ========  ========  ========
Per diluted common share:
  Operating earnings
   (loss)..................  $   (3.30) $     .83  $   2.46  $   3.07  $   2.63
  After-tax investment
   gains...................       0.04       0.67      1.23      1.08      0.49
  Cumulative effect of
   adoption of new
   accounting principle....      (0.17)       --        --        --        --
                             ---------  ---------  --------  --------  --------
    Net earnings (loss)....  $   (3.43) $    1.50  $   3.69  $   4.15  $   3.12
                             =========  =========  ========  ========  ========
Dividends declared per com-
 mon share.................  $    0.18  $    0.16  $   0.70  $   0.62  $   0.51
                             =========  =========  ========  ========  ========
Weighted average shares
 outstanding:
  Basic....................       27.0       27.4      27.2      27.3      27.4
  Diluted..................       27.0       28.1      27.8      27.9      27.8
                                  March 31,
                                 (Unaudited)              December 31,
                             --------------------  ----------------------------
                               1999       1998       1998      1997      1996
                             ---------  ---------  --------  --------  --------
Total cash and invest-
 ments.....................  $ 2,454.9  $ 2,624.6  $2,504.3  $2,553.0  $2,321.4
Total assets...............    4,205.9    4,031.1   4,164.4   3,884.1   3,464.4
Total policy liabilities...    2,730.9    2,463.1   2,599.6   2,443.8   2,304.4
Notes payable..............      209.4      210.1     217.4     310.2     310.9
Minority interest..........        --         --        --        --       45.2
Trust preferred securi-
 ties......................      250.0      250.0     250.0     125.0       --
Stockholders' equity.......      615.6      760.8     727.3     723.1     576.7
Common shares outstanding..       27.3       27.5      27.2      27.6      27.5
Book value per common
 share.....................  $    22.57 $    27.64 $   26.77 $   26.19 $   20.94
Statutory policyholders'
 surplus...................      637.7      835.6     732.1     789.0     670.6

  Certain Company Projections. In the course of discussions giving rise to the Merger Agreement, representatives of the Company furnished representatives of Royal US with certain business and financial information that was not publicly available, including certain financial projections for fiscal years 1999 and 2000

(the "Company Projections"). The Company Projections were prepared solely for the Company's internal purposes and were not prepared for publication or with a view to complying with the published guidelines of the SEC regarding projections or with the American Institute of Certified Public Accountants Guide for Prospective Financial Statements, and such information is being included in this Offer to Purchase solely because it was furnished to Royal US in connection with the discussions giving rise to the Merger Agreement. The independent accountants of the Company have neither examined nor compiled the prospective financial information set forth below and, accordingly, do not express an opinion or any other form of assurance with respect thereto.

  The Company Projections set forth below reflect numerous assumptions, including general business and economic conditions, moderate growth in premium and underwriting profit reflecting current conditions in the property/casualty marketplace, and certain other matters, many of which are inherently uncertain or beyond the Company's, Purchaser's, Royal US's or Royal plc's control, and do not take into account any changes in the Company's operations or capital structure which may result from the Offer and the Merger. It is not possible to predict whether the assumptions made in preparing the projected financial information will be valid, and actual results may prove to be materially higher or lower than those contained in the projections. The inclusion of this information should not be regarded as an indication that the Company, Purchaser, Royal US, Royal plc or anyone else who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. None of Purchaser, Royal US, Royal plc, the Company or any of their respective representatives assumes any responsibility for the validity, reasonableness, or completeness of the projected financial information, and the Company has made no representation to Purchaser, Royal US or Royal plc regarding such information.

                                                                    1999  2000
                                                                    ----- -----
                                                                        (in
                                                                     millions)
After-tax operating earnings....................................... $63.4 $88.8

  The after-tax operating earnings for 1999 do not reflect the impact of the $164.5 million pre-tax reserve charge incurred by the Company in the first quarter of 1999 and the gain on the sale of Wm. H. McGee & Co., Inc.

  Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the SEC's EDGAR System.

  9. Certain Information Concerning Purchaser, Royal US and Royal plc.

  General. Purchaser is a newly formed Delaware corporation organized solely to effect the Offer and the Merger. Purchaser has not carried on any significant activities other than in connection with the Offer and the Merger. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

  Royal US is an insurance holding company. The principal offices of Purchaser and Royal US are located at 9300 Arrowpoint Blvd., Charlotte, North Carolina 28273-8135. The telephone number of Purchaser and Royal US at such location is
(704) 522-2000.

  Royal plc is one of the world's leading global insurers. The principal offices of Royal plc are located at 30 Berkeley Square, London W1X 5HA, England. The telephone number of Royal plc at such location is 011-44-171-636-3450.

  For certain information concerning the executive officers and directors of Purchaser, Royal US and Royal plc, see Schedule I.

  Selected Financial Information. Royal plc's net premiums written and policy fees for the years ending December 1997 and December 1998 were 9,225 millions Pounds Sterling and 9,723 millions Pounds Sterling, respectively. Using an exchange rate for Pounds Sterling into U.S. Dollars based upon the noon buying rate on December 31, 1998 for cable transfers in foreign securities as certified for customs purposes by the Federal Reserve Bank in New York City (the "Noon Buying Rate"), the net premiums and policy fees for the same period were $5,545 million and $5,844 million, respectively. The net investment income of Royal plc for the years ending December 1997 and December 1998 was 3,759 millions Pounds Sterling and 5,275 millions Pounds Sterling, respectively, and $2,259 million and $3,170 million, respectively, for the same period. The net income of Royal plc for the years ending December 1997 and December 1998 was 1,416 millions Pounds Sterling and 457 millions Pounds Sterling, respectively, and $851 million and $275 million, respectively, for the same period. The Noon Buying Rate on December 31, 1998, expressed in U.S. dollars per (Pounds)1.00 was approximately $1.66.

  The financial information set forth herein was prepared in accordance with uniform accounting policies using the standards of United Kingdom ("UK") accounting, which differ in certain respects from the United States generally accepted accounting principles ("US GAAP"). Such differences between the standards of UK accounting and US GAAP relate to, among other things, translation, recognition and measurement criteria. However, Royal US believes that such differences are not material to a decision by a stockholder of the Company whether to sell, transfer or hold any Shares, since such differences would not affect the ability of Royal plc to provide the necessary funds to pay for the Shares to be acquired pursuant to the Offer and the Merger.

  Except as set forth in the following two paragraphs and as otherwise set forth in this Offer to Purchase, neither Purchaser, Royal US, Royal plc, nor, to the best knowledge of Purchaser, Royal US or Royal plc, any of the persons listed on Schedule I, nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares. Neither Purchaser, Royal US, Royal plc, nor, to the best knowledge of Purchaser, Royal US or Royal plc, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past sixty
(60) days.

  As of the date hereof, an aggregate of 668,900 Shares were owned by the following insurance companies, each of which is a direct wholly-owned subsidiary of Royal US and an indirect wholly-owned subsidiary of Royal plc:
Safeguard Insurance Company owns 64,200 Shares; Royal Insurance Company of America owns 271,200 Shares; Royal Indemnity Company owns 108,800 Shares; Globe Indemnity Company owns 166,500 Shares; and American and Foreign Insurance Company owns 58,200 Shares. The principal offices of each such entity are located at 9300 Arrowpoint Blvd, Charlotte, North Carolina 28273-8135.

  Pursuant to the Stock Option Agreement, Royal plc, Royal US and Purchaser may be deemed to beneficially own 5,443,697 Shares constituting approximately 19.9% of the total currently outstanding Shares. Each of Royal US and Purchaser disclaims beneficial ownership of such shares.

  Except as set forth in this Offer to Purchase, none of Purchaser, Royal US, Royal plc or any of their affiliates, nor, to the best knowledge of Purchaser, Royal US or any of their respective affiliates, any of the persons listed on
Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans or guarantees against loss, division of profits or loss, or the giving or withholding of proxies. Except as set forth in the following paragraph, none of Purchaser, Royal US, Royal plc or any of their respective affiliates, nor, to the best knowledge of Purchaser, Royal US, any of their respective affiliates, or any of the persons listed on Schedule I, has had, since January 1, 1996, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules or regulations of the SEC applicable to the Offer.

  In June 1995, Sun Alliance USA Inc. (SunAlliance Group plc merged with Royal plc in July 1996) sold Wm. H. McGee & Co., Inc. ("McGee"), an insurance agency, to the Company but continued to hold an approximate 40% participation interest in an insurance pool managed by McGee. This participation interest was reduced over time and was finally eliminated in January 1998. Royal US's only remaining obligations under such pool are through two of its subsidiaries and relate to the runoff for prior underwritten years.

  Except as set forth in this Offer to Purchase, since January 1, 1996, there have been no contacts, negotiations or transactions between Purchaser, Royal US, Royal plc or any of their respective affiliates, or, to the best knowledge of Purchaser, Royal US, Royal plc or any of their respective affiliates, any of the persons listed on Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

  Available Information. None of Purchaser, Royal US or Royal plc is subject to the information requirements of the Exchange Act and, accordingly, do not file reports or other information with the SEC under the Exchange Act relating to its business, financial position, results of operations or other matters. However, Purchaser and Royal US have filed a Schedule 14D-1 and exhibits thereto with the SEC in connection with the Offer and the Merger.

  10. Sources and Amount of Funds. The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to consummate the Offer and the Merger, including the fees and expenses of the Offer and the Merger, is estimated to be approximately $1.4 billion. Purchaser will obtain all such funds through capital contributions from Royal US. Royal US will provide such funds from working capital or such alternative financing sources as it deems appropriate.

  11. Background of the Offer; Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements.

Contacts with the Company; Background of the Offer.

  Commencing in December 1998 and continuing until mid-May 1999, W. Marston Becker, Chairman and Chief Executive Officer of the Company, had several telephone conversations and meetings with representatives of Royal US. During this period, Mr. Becker stated that the Company was interested in selling certain businesses and expressed an interest in Royal US making a preferred equity investment in the Company, combined with a strategic marketing alliance for the cross-selling of each other's products. Royal US expressed a preference for a business combination between the two companies and elaborated on the synergies which it believed existed between the two companies.

  On May 26, 1999, Terry Broderick, President of Royal US, advised Mr. Becker that he believed the synergies between the two companies could only be fully realized if Royal US acquired the Company. Mr. Becker indicated that, as a result of the information he had obtained during the previous months' discussions, he thought Mr. Broderick's conclusion might well be correct, and was willing to discuss this alternative with the senior management of Royal plc in order to determine whether, in fact, a business combination transaction was in the best interests of the Company and its stockholders.

  Accordingly, on June 4, 1999, Mr. Becker and Robert V. Mendelsohn, Royal plc's Group Chief Executive, met and agreed that Royal US would submit a proposal to acquire the Company. On June 11, 1999, Mr. Broderick telephoned Mr. Becker and communicated the broad outlines of a proposal for the acquisition by Royal US of the Company which he confirmed in a letter to Mr. Becker on June 14, 1999. The proposal contemplated a share-for-share stock exchange, using Royal plc's American Depositary Receipts, and valued the shares at $45-$50.

  On June 18, 1999, the Board of Directors of the Company held a meeting at which it considered the proposal of Royal US and authorized the Company's senior management to continue its discussions with Royal US. Also on June 18, the Confidentiality Agreement was executed and Royal US began its preliminary due diligence review. To that end, beginning on June 22, 1999, senior management of Royal US and the Company and their advisors met for several days.

  On July 1, 1999, Mr. Broderick sent Mr. Becker a letter and related term sheet setting forth the terms and conditions upon which Royal US would be willing to acquire the Company at a price of $50 per Share in cash, subject to the completion of due diligence and the negotiation of a mutually satisfactory definitive acquisition agreement.

  On July 2, 1999, the Board of Directors of the Company held a meeting to review and discuss the July 1 proposal and authorized the Company's senior management to negotiate a definitive merger agreement with Royal US by July 9, 1999, if possible.

  Beginning on July 3, 1999 and continuing through the preparation of final agreements on July 11, Royal US conducted more extensive business and legal due diligence. During the week of July 5, the parties and their respective legal and financial advisors negotiated the Merger Agreement and the Option Agreement.

  On July 7, 1999, the Company entered into an Exclusivity Agreement pursuant to which it agreed, subject to certain conditions, to enter into exclusive negotiations with Royal & SunAlliance USA, Inc. ("Royal USA, Inc."), the parent of Royal US and an indirect wholly-owned subsidiary of Royal plc, and its affiliates for a period of time so as to enable both parties to negotiate and conclude a definitive agreement. This agreement terminated according to its terms upon the execution of the Merger Agreement.

  On July 11, 1999, the Board of Directors of the Company met to consider the terms upon which Royal US would acquire the Company. After hearing presentations by the Company's senior management, legal advisors and DLJ, including DLJ's opinion that the consideration to be received by the stockholders of the Company was fair to them from a financial point of view, the Company's Board unanimously resolved that the Offer and the Merger were advisable, fair to and in the best interests of the stockholders of the Company. The Board also approved the Merger Agreement, the Option Agreement and the transactions contemplated thereby and recommended that the stockholders of the Company tender their Shares in the Offer and approve and adopt the Merger Agreement and the transactions contemplated thereby.

  Thereafter, Royal US, Purchaser, and the Company executed the Merger Agreement and Royal US and the Company executed the Stock Option Agreement.

  On July 16, 1999, Purchaser commenced the Offer.

  Purpose of the Offer and the Merger.

  The purpose of the Offer and the Merger is to enable Purchaser to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer.

  Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of Delaware Law. See Section 12. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

  Merger Agreement.

  The following is a summary of certain portions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed with the SEC as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

  The Offer. The Merger Agreement provides that, without the written consent of the Company, Purchaser will not (i) decrease the Offer Price, (ii) change the form of consideration to be paid in the Offer, (iii) decrease the number of Shares sought in the Offer, (iv) impose additional conditions to the Offer or
(v) make any other change to the terms and conditions of the Offer in any manner materially adverse to the holders of the Shares. Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and will purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer. Royal US and Purchaser agree that, unless the Merger Agreement is terminated, Purchaser will not terminate or withdraw the Offer prior to the expiration date thereof. If at the expiration date of the Offer the conditions to the Offer shall not have been satisfied or earlier waived, Purchaser may extend the expiration date on one or more occasions for such additional period or periods of time as Purchaser determines in its sole discretion (provided that following the 90th day after the date of the Merger Agreement, such extensions shall be in increments of not more than ten (10) business days each) and, unless the Merger Agreement has been terminated in accordance with its terms, will extend it until a date that is not later than December 31, 1999, if requested to do so by the Company, and Royal US is otherwise going to let the Offer expire without the purchase of Shares thereunder, but shall not be required to so extend if any of the conditions not satisfied or earlier waived on the then-scheduled expiration date are one or more of the Minimum Condition or the conditions described in paragraphs (b)(ii), (b)(iii) or (b)(iv) of Section 14 of this Offer to Purchase, provided that (x) if the only condition not satisfied is the Minimum Condition, the satisfaction or waiver of all other conditions shall have been publicly disclosed at least five (5) business days before termination of the Offer and (y) if any condition described in paragraph (b)(ii), (b)(iii) or (b)(iv) of Section 14 of this Offer to Purchase has not been satisfied and the failure to so satisfy can be remedied, the Offer shall not be terminated unless the failure is not remedied within 20 days after Royal US has furnished the Company with written notice of such failure. In addition, Purchaser, at its sole option, may extend the expiration date of the Offer for an aggregate period of not more than ten (10) business days beyond the latest expiration date that would otherwise be permitted (but in no event later than the Termination Date (as defined below)) if there shall not have been tendered sufficient Shares so that the Merger could be effected without a meeting of the Company's stockholders in accordance with Section 253 of Delaware Law.

  The Merger. Following the consummation of the Offer, the Merger Agreement provides that at the Effective Time and subject to and upon the terms and conditions of the Merger Agreement and the Delaware Law, Purchaser shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation (sometimes referred to as the "Surviving Corporation").

  The respective obligations of Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Effective Time of each of the following conditions: (i) Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, Shares pursuant to the Offer (provided that the purchase of Shares pursuant to the Offer shall not be a condition to the obligations of Purchaser or Royal US pursuant to the Merger Agreement if Purchaser fails to accept for payment and pay for the Shares in violation of the terms of the Offer or the Merger Agreement), (ii) the Merger and the Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of the

Company, if required by Delaware Law, (iii) no court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger and (iv) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filing of a Certificate of Merger, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Royal US or any of their respective subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Royal US or any of their respective subsidiaries from, any governmental entity, including, but not limited to, the consent of certain insurance commissioners, directors or superintendents of the state insurance departments, in connection with the execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained (as the case may be) and shall be in full force and effect.

  At the Effective Time of the Merger (i) each issued and outstanding Share (other than Shares that are owned by the Company or any of its subsidiaries, any Shares owned by Royal plc or any of its subsidiaries or any Shares which are held by stockholders who properly perfect their dissenters rights under Delaware Law) will be canceled and converted into the right to receive the Offer Price paid pursuant to the Offer, without interest, upon the surrender of the certificate formerly representing such Share in accordance with the Merger Agreement and (ii) each share of the common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into that number of fully paid and nonassessable shares of common stock of the Surviving Corporation equal to (x) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time less (y) the number of those shares of Common Stock held by (A) any subsidiary of the Company or (B) Royal plc or any subsidiary thereof.

  The Company's Board of Directors. The Merger Agreement provides that promptly upon the purchase by Purchaser of Shares pursuant to the Offer which represent at least a majority of the outstanding shares of Common Stock, Purchaser or Royal US shall be entitled to designate up to such number of directors but in no event less than a majority, rounded up to the next whole number, on the board of directors of the Company as shall give Purchaser representation on such board of directors equal to the product of the total number of directors on such board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Royal US, Purchaser and any other subsidiary of Royal US bears to the total number of Shares then outstanding. At such time, the Company will promptly use its reasonable best efforts to cause Purchaser's or Royal US's designees, as the case may be, to be so elected, including either increasing the size of the board of directors or securing the resignations of incumbent directors or both. The Company will use its reasonable best efforts to cause directors designated by Purchaser to constitute the same percentage as is on the board of (i) each committee of the board of directors, (ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such subsidiary board, in each case only to the extent permitted by applicable law. The Company's obligation to appoint Purchaser's designees to the Company Board is subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. From and after the time, if any, that Royal US's designees constitute a majority of the Company's board of directors, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Royal US or Purchaser thereunder, any waiver of any condition or any of the Company's rights thereunder or other action by the Company thereunder may be effected only by unanimous vote of the entire board of directors of the Company.

  Stockholders' Meeting. Pursuant to the Merger Agreement, if the approval by the holders of Shares is required under Delaware Law to consummate the Merger and is required to be given at a duly held meeting of stockholders, the Company will take, in accordance with its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares as promptly as practicable upon the written request of Royal US to consider and vote upon the approval of the Merger. The Company's board of directors will recommend approval of the Merger, will not withdraw or modify such recommendation and will take all lawful action to solicit such approval unless, in the good faith judgment of the board of directors of the Company, after consultation with and receipt of advice of outside legal counsel, the failure to take such actions is required under applicable law. The Merger Agreement provides that in connection with such stockholders meeting referred to above, the Company will promptly prepare and deliver to Royal US a draft of a proxy statement (the "Proxy Statement"). Thereafter, the Company and Royal US shall use their reasonable best efforts to cooperate fully to make such changes to the Proxy Statement as may be reasonably requested by Royal US or otherwise may be appropriate, file the Proxy Statement with the SEC as soon as practicable and respond promptly to any SEC comments. Upon filing the final, definitive Proxy Statement with the SEC, the Company will mail such Proxy Statement to its stockholders. If Purchaser acquires at least a majority of the outstanding Shares in the Offer, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger. The Company has agreed to include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement unless the Company Board, after consultation with outside legal counsel to the Company, determines that to do so would likely breach the fiduciary duties of the Company Board under applicable law.

  Notwithstanding the foregoing, if Purchaser obtains 90 percent or more of the Shares through the Offer, Purchaser will use the short form merger provisions of Section 253 of Delaware Law.

  Stock Options; Restricted Stock and Performance Units. The Merger Agreement provides that at the Effective Time each outstanding option to purchase Shares issued by the Company, whether issued pursuant to any stock plan of the Company or otherwise, whether or not exercisable (a "Company Option") will be canceled and, in consideration of such cancellation, Royal US shall (or shall cause the Company to), pay to each holder of a Company Option an amount in cash equal to
(x) the difference (if positive) between the Offer Price and the price per Share (the "Option Exercise Price") pursuant to which the holder of such Company Option may purchase the Shares to which such Company Option relates, multiplied by (y) the number of Shares subject to such Company Option, less (z) any withholding of taxes as may be required by applicable law with respect to any Company Option. With respect to any Company Option as to which the Option Exercise Price exceeds the Offer Price, such Company Option shall also be canceled and in consideration of such cancellation, Royal US shall (or cause the Company to) pay to each holder thereof an amount in cash equal to (x) $5, multiplied by (y) the number of Common Shares subject to such Company Option, less (z) any withholding taxes as may be required by applicable law.

  The Merger Agreement also provides that at the Effective Time each Share which is subject to vesting or other similar restrictions, whether issued pursuant to any stock plan of the Company or otherwise ("Restricted Stock") will become fully vested and free of such restrictions in accordance with the Company Stock Plans (as defined in the Merger Agreement), and otherwise will be treated in the same manner as the Shares, provided that amounts payable in respect of Restricted Stock shall be reduced by any withholding of taxes as may be required by applicable law and the amount of any loans or other indebtedness owing to the Company in respect of the Restricted Stock from holders thereof. The Merger Agreement also provides that at the Effective Time each outstanding performance unit (each, a "Performance Unit"), whether issued pursuant to any stock plans of the Company or otherwise shall become immediately vested and immediately thereafter shall be canceled. In exchange for such cancellation, Royal US shall (or shall cause the Company to) pay each holder of a Performance Unit an amount in cash equal to (x) the book value per Common Share, determined as of the end of the fiscal quarter immediately preceding the Effective Time, in accordance with US GAAP, multiplied by (y) the number of Performance Units then held by such holder, less (z) any withholding Taxes as may be required by applicable Law.

  Interim Operations; Covenants. The Company has covenanted and agreed as to itself and its subsidiaries that after the date of the Merger Agreement and prior to the Effective Time (unless Royal US shall otherwise approve in writing, and except as otherwise expressly contemplated by the Merger Agreement, the Stock Option Agreement or as disclosed pursuant to the Merger Agreement):

    (a) its and its subsidiaries' businesses shall be conducted only in the ordinary and usual course (it being understood and agreed that nothing contained in the Merger Agreement shall permit the Company to enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of the Company and its subsidiaries or to enter into or engage in new lines of business (as such term is defined in the National Association of Insurance Commissioner's instructions for the preparation of the annual statement form) without Royal US's prior written approval);

    (b) it and each of its subsidiaries shall use its respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, reinsurers, distributors, creditors, lessors, employees and business associates;

    (c) it shall not (i) amend its certificate of incorporation or bylaws or amend, modify or terminate the Rights Agreement; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its wholly-owned subsidiaries and other than regular quarterly dividends paid by the Company on its Shares not in excess of $0.18 per share, with usual record and payment dates and in accordance with the Company's past dividend policy; or
  (iv) repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock;

    (d) neither it nor any of its subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares, of its or any subsidiary's capital stock of any class or any other property or assets (other than Shares issuable pursuant to options outstanding on the date hereof under any stock plan of the Company); (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its subsidiaries) or incur or modify any material indebtedness or other liability; or (iii) make or authorize or commit for any capital expenditures, including entering into capital lease obligations, other than in amounts not exceeding $1,000,000 in the aggregate or, by any means, make any acquisition of, or investment in, assets or stock of any other person or entity, including by way of assumption reinsurance, in excess of $1,000,000 individually or $5,000,000 in the aggregate (other than in connection with ordinary course investment activities);

    (e) neither it nor any of its subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans (as defined in the Merger Agreement) including the Stay Bonus Plan (as defined in the Merger Agreement), or increase the salary, wage, bonus or other compensation of any employees except increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases) or promote any employee into any of bands 1, 2, 3 or 4, or from one of such bands into another of such bands;

    (f) neither it nor any of its subsidiaries shall pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, settlement, discharge or satisfaction of claims, liabilities or obligations legally due and payable and arising in the ordinary and usual course of business, claims arising under the terms of products, contracts or policies issued by the Company Insurance subsidiaries in the ordinary and usual course of business and such other claims, liabilities or obligations as shall not exceed $2,000,000 in the aggregate;

    (g) neither it nor any of its subsidiaries shall make, change or revoke any material tax election, settle or compromise any material tax liability arising in any audit, change its method of accounting if such change would have a material impact on taxes, enter into any closing or other agreement with respect to a material amount of taxes, file a request for refund of a material amount of taxes (but not including the prosecution of any refund claim pending on the date hereof), or file an amended tax return if such tax return is materially different from the original return to which it relates, except, in each case, (i) in the ordinary course of business and consistent with the Company's past practice in respect of the tax at issue in the jurisdiction in question or (ii) with the consent of Royal US, such consent not to be unreasonably withheld;

    (h) neither it nor any of its subsidiaries shall enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any subsidiary or affiliate to (i) sell any products or services of or to any other person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its subsidiaries or affiliates;

    (i) neither it nor any of its subsidiaries shall enter into any (A) commutations or (B) new quota share or other reinsurance transaction, in the case of clause (B), (i) which does not contain cancellation and termination provisions reasonably customary in the industry for that type of transaction, (ii) which, except in the ordinary course of business, materially increases or reduces the Company's insurance subsidiaries' consolidated ratio of net written premiums to gross written premiums or
  (iii) pursuant to which $5,000,000 or more in gross written premiums are ceded by the Company's insurance subsidiaries to any person other than the Company or any of its subsidiaries;

    (j) neither it nor any of the Company's insurance subsidiaries will alter or amend in any material respect their existing investment guidelines or policies;

    (k) neither it nor any of its subsidiaries shall take any action or omit to take any action that would cause any of its representations and warranties in the Merger Agreement to become untrue in any material respect;

    (l) neither it nor its subsidiaries shall permit a material change in any of its underwriting, investment, actuarial, financial reporting or accounting practices or policies or in any material assumption underlying an actuarial practice or policy, except as may be required by any change in generally accepted accounting principles, statutory accounting principles or applicable law; and

    (m) neither it nor any of its subsidiaries will authorize or enter into an agreement to do any of the foregoing.

  No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that it will not, and will not permit or cause any of its subsidiaries or any of its or its subsidiaries' directors and officers to, and shall direct its and its subsidiaries directors, officers, employees, counsel, accountants, financial advisors and other authorized agents and representatives (collectively, "Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving, or any purchase of 15% or more of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company will not, and will not permit or cause any of its subsidiaries or any of its or its subsidiaries officers or directors to, and shall direct its and its subsidiaries' Representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, whether made before or after the date of the Merger Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal (including, without limitation, by means of an amendment to the Rights Agreement); provided, however, that nothing contained in the Merger Agreement shall prevent the Company or its board of directors from: (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii) at any time prior to the approval of the Merger by the Company's stockholders (A) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the board of directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the Confidentiality Agreement, (B) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal or (C) recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that, in the case of clauses (A), (B) and (C) above, (i) the board of directors of the Company determines in good faith, after consultation with and receipt of advice of outside legal counsel, that such action is required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the board of directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and would, if consummated, result in a more favorable transaction than the transaction contemplated by the Merger Agreement (any such Acquisition Proposal being referred to in the Merger Agreement as a "Superior Proposal").

  The Company also has agreed to cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the execution of the Merger Agreement with respect to any of the foregoing. The Company has further agreed that it will take the necessary steps to promptly inform its officers, directors, subsidiaries and Representatives of the foregoing obligations and the obligations in the Confidentiality Agreement.

  The Company will also notify Royal US promptly, but in any event not later than one day following receipt, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter shall keep Royal US informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such negotiations or discussions. The Company also will promptly request each person that has executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or dispose of all confidential information that had been furnished to such person by or on behalf of the Company or any of its subsidiaries.

  Indemnification and Insurance. Royal US has agreed that from and after the Effective Time it will indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity) against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that the Company was permitted under Delaware Law and its certificate of incorporation and bylaws to indemnify such person (and Royal US has also agreed to advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met and an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

  Royal US has also agreed that the Surviving Corporation shall continue to maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") or D&O Insurance that is substantially comparable to the Company's existing D&O Insurance for a period of six years after the Effective Time, subject to certain maximum required premium amounts.

  Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Purchaser and Royal US with respect to, among other things, its organization, capitalization, authority relative to the Merger Agreement and the Stock Option Agreement, financial statements, public filings, the absence of certain material adverse events, changes or effects, conduct of business, compliance with insurance laws and regulations and related insurance matters, liabilities and reserves, litigation, employee benefit plans, brokers' fees, compliance with laws, tax matters, intellectual property, employment matters, environmental matters, real property, material contracts, potential conflicts of interest, insurance, vote required to approve the Merger Agreement, information in the Proxy Statement, the Rights Agreement and Year 2000 compliance.

  Termination; Fees.

  The Merger Agreement may be terminated:

  (i) at any time prior to the Effective Time, whether before or after the approval of the Merger by stockholders of the Company, by mutual written consent of the Company and Royal US;

  (ii) by Royal US or the Company if (x) the Offer shall have expired or been terminated in accordance with its terms without any Shares being purchased pursuant thereto or (y) Purchaser shall not have accepted for payment any Shares pursuant to the Offer by December 31, 1999 (the "Termination Date"), provided, that (A) the foregoing rights to terminate the Merger Agreement shall not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Offer to be consummated and (B) the Company shall not receive a termination fee it would otherwise have been entitled to receive pursuant to the Merger Agreement, if it exercises the right to terminate the Merger Agreement pursuant to clause (y) on or prior to February 29, 2000;

  (iii) by either Royal US or the Company if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Offer or the Merger shall become final and non-appealable (whether before or after the approval of the Merger by the stockholders of the Company);

  (iv) by the Company if prior to the consummation of the Offer (i) the board of directors of the Company authorizes the Company, subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Royal US in writing that it intends to enter into such an agreement,
(ii) Royal US does not make, prior to five business days after receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal (the "Alternative Transaction Notice") an offer that the board of directors of the Company determines, in good faith after consultation with its financial advisor, is at least as favorable as the Superior Proposal, and (iii) the Company pays all termination fees required to be paid pursuant to the Merger Agreement;

  (v) by the Company if prior to the consummation of the Offer there has been a material breach by Royal US or Purchaser of any representation, warranty, covenant or agreement contained in the Merger Agreement that is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by the Company to the party committing such breach; or

  (vi) by Royal US if (a) the Company enters into a binding agreement for, or recommends, a Superior Proposal or the board of directors of the Company shall have withdrawn or adversely modified its approval or recommendation of the Merger Agreement or, after the mailing of the proxy statement relating to the approval of the Merger or this Offer to Purchase, failed to reconfirm its recommendation of the Merger Agreement within ten business days after a reasonable written request by Royal US to do so or redeems any rights under, or modifies or agrees to modify, the Rights Agreement (or any replacement thereof) to facilitate, any Acquisition Proposal with any Person (other than Royal plc or any subsidiary of Royal plc), or (b) prior to consummation of the Offer there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in the Merger Agreement that is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by Royal US to the party committing such breach.

  The Merger Agreement provides that if the Merger Agreement is terminated:

  (a) by the Company in the manner described in clause (iv) above or by Royal US in the manner described in clause (vi)(a) above, then the Company shall, not later than immediately prior to the time of such termination or not later than immediately prior to the time of entering into an agreement concerning a transaction that constitutes an Acquisition Proposal, pay Royal US a termination fee of $45,000,000 plus an amount equal to Royal US's out-of-pocket charges and expenses incurred in connection with the transactions contemplated by the Merger Agreement up to a maximum of $5,000,000 ("Expenses");

  (b) by the Company or Royal US in the manner described in clause (ii)(x) above (provided that (1) on the date of expiration or termination of the Offer the Minimum Condition has not been satisfied and (2) (x) at least 5 business days prior to such date, it shall have been publicly disclosed that the conditions to the Offer described in paragraphs (a)(ii), (a)(iii), (a)(iv) and
(b)(i) of Section 14 have been satisfied or on such date any of such conditions shall not have been satisfied as a result of a material breach of the Merger Agreement by the Company or (y) on such date the condition to the Offer set forth in paragraph (b)(iii) of Section 14 has not been satisfied), in circumstances where within 9 months after the termination of the Merger Agreement the Company enters into a definitive agreement in respect of, or approves or recommends an Acquisition Proposal or redeems any rights under, or modifies or agrees to modify, the Rights Agreement (or any replacement thereof) to facilitate, any Acquisition Proposal with any person (other than Royal plc or any subsidiary of Royal plc), then the Company shall make payment to Royal US by wire transfer of immediately available funds a fee in the amount of $45,000,000 plus the Expenses of Royal US, payable upon the earlier of the time of entering into such agreement or consummation of an Acquisition Proposal;

  (c) by the Company or Royal US in the manner described in clause (ii)(y) above (provided that (1) on the date of expiration or termination there is no condition to the Offer which has failed to be satisfied as a result of a material breach of the Merger Agreement by Royal US or Purchaser and (2) prior to such termination an Acquisition Proposal with respect to the Company shall have been publicly announced or otherwise became public) in circumstances where within 9 months after the termination of the Merger Agreement the Company enters into a definitive agreement in respect of, or approves or recommends an Acquisition Proposal or redeems any rights under, or modifies or agrees to modify, the Rights Agreement (or any replacement thereof) in order to facilitate, any Acquisition Proposal with any person (other than Royal US or any subsidiary of Royal US), then the Company shall make payment to Royal US by wire transfer of immediately available funds a fee in the amount of $45,000,000 plus the Expenses of Royal US, payable upon the earlier of the time of entering into such agreement or consummation of an Acquisition Proposal.

  In the event that (a) the Merger Agreement is terminated (1) by the Company and Royal US in the manner described in clause (i) above or (2) by the Company or Royal US in the manner described in clause (ii)(y) above (other than a termination resulting from a breach of the Merger Agreement by the Company) or in the manner described in clause (iii) above or (3) by the Company in the manner described in clause (v) above) and (b) as of the date of termination, a Change in Control of Royal plc shall have occurred, then Royal US shall promptly pay the Company a termination fee of $45,000,000. "Change in Control of Royal plc" shall mean, (i) offers for the entire issued ordinary share capital of Royal plc under the terms of the United Kingdom Code on Takeovers and Mergers which (x) have been recommended by the board of directors of Royal plc, (y) have been publicly announced by the offeror to have become unconditional as to acceptances or (z) when the offeror has publicly announced that acceptances have been received and not withdrawn by Shareholders representing 50 percent of the issued ordinary share capital of Royal plc;
(ii) the conveyance, transfer or lease by Royal US of all or substantially all of its assets to any Person or (iii) Royal plc has entered into a binding written agreement providing for any of the foregoing.

  Stock Option Agreement.

  The following is a summary of certain portions of the Stock Option Agreement and is qualified in its entirety by reference to the Stock Option Agreement, a copy of which has been filed with the SEC as an exhibit to the Schedule 14D-1. The Stock Option Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

  As a condition and inducement to Purchaser and Royal US's entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Royal US and the Company have entered into the Stock Option Agreement, pursuant to which, among another things, the Company has granted Royal US an irrevocable option to purchase up to 5,443,697 newly issued Shares (the "Company Option") at a purchase price per Share of $50.00 (the "Exercise Price"). The Stock Option Agreement will terminate, and the Company Option will expire, on the earlier of (i) the Effective Time; (ii) 90 days after the date full payment of the termination fee is made by the Company to Royal US as described in paragraphs
(a), (b) and (c) under the heading Merger Agreement--Termination; Fees of this
Section 11 (the date referred to in clause (ii) being hereinafter referred to as the "Option Termination Date"), or (iii) one day following the date on which it is certain that no termination fee will become payable to Royal US under the Merger Agreement; provided that, if the Option cannot be exercised or the Shares cannot be delivered to Grantee upon such exercise because (a) a preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; (b) any applicable waiting periods under the HSR Act shall not have expired or been terminated; or (c) any approval required to be obtained prior to the delivery of the Shares under the insurance laws of any state or foreign jurisdiction shall not have been obtained and be in full force and effect, the Option Termination Date shall be extended until thirty days after such impediment to exercise or delivery has been removed but not past December 31, 2001.

  Royal US may exercise the Company Option, in whole or in part, if on or after the date hereof any of the events described in paragraphs (a), (b) and
(c) under the heading Merger Agreement--Termination; Fees of this Section 11 shall have occured.

  In the event of any change in the number of issued and outstanding Shares by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Shares subject to the Company Option and the purchase price per Share shall be appropriately adjusted to restore Royal US to its rights under the Stock Option Agreement, including its right to purchase Shares representing 19.9% of the capital stock of the Company entitled to vote generally for the election of the directors of the Company which is issued and outstanding immediately prior to the exercise of the Company Option at an aggregate purchase price equal to the Exercise Price multiplied by 5,443,697.

  If at any time the Company Option is then exercisable, Royal US may elect, in lieu of exercising the option to purchase Shares, to have the Company pay to Royal US an amount in cash equal to the Spread (as defined below) multiplied by all or such portion of the Shares subject to the Company Option as Royal US shall specify, net of any taxes required to be withheld under applicable law. "Spread" shall mean the excess, if any, over the Exercise Price of the higher of (x) if applicable, the highest price per Share (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or proposed to be paid by any person pursuant to one of the transactions described in paragraphs (a), (b) and (c) under the heading Merger Agreement--Termination; Fees of this Section 11 (the "Alternative Purchase Price") or (y) the closing price of the Shares on the NYSE on the last trading day immediately prior to the date of such election (the "Closing Price"). If, in the case of clause (x) above, the Alternative Purchase Price can be calculated by reference to an all cash amount paid or proposed to be paid for any Shares outstanding, such cash amount shall be deemed to be the Alternative Purchase Price; if, in the case of clause (x) above, no Shares will be purchased for all cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus
(ii) the fair market value of such property other than cash included in the Alternative Purchase Price. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the election shall be used to calculate the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price.

  If by the first anniversary of the date the Merger Agreement was terminated (the "Merger Termination Date") pursuant to the terms thereof, neither Royal US nor any other person has acquired more than fifty percent (excluding the Shares subject to the Company Option) of the shares of outstanding Common Stock, then the Company has the right to purchase (the "Repurchase Right") all, but not less than all, of the Shares subject to the Company Option at the greater of (i) $50.00 per Share or (ii) the average of the last sales prices for shares of Common Stock on the five trading days ending five days prior to the date the Company gives written notice of its intention to exercise the Repurchase Right. If the Company does not exercise the Repurchase Right within thirty days following the end of the one year period after the Merger Termination Date, the Repurchase Right lapses.

  At any time prior to the first anniversary of the Merger Termination Date, Royal US shall have the right to sell (the "Sale Right") to the Company all, but not less than all, of the Shares subject to the Company Option at the greater of (i) $50.00 per Share or (ii) the average of the last sales prices for shares of Common Stock on the five trading days ending five days prior to the date Royal US gives written notice of its intention to exercise the Sale Right. If Royal US does not exercise the Sale Right prior to the first anniversary of the Merger Termination Date, the Sale Right terminates.

  The Company has also granted Royal US customary registration rights with respect to the Shares issued upon exercise of the Company Option.

  Notwithstanding any other provision of the Stock Option Agreement, in no event shall Royal US's Total Profit (as defined below) exceed $55 million and, if it otherwise would exceed such amount, Royal US, at its sole election, shall either (a) reduce the number of Shares subject to the Company Option,
(b) deliver to the Company for cancellation Shares previously purchased by Royal US, (c) reduce the cash payable to Royal US upon a cash election by Royal US, (d) pay cash to the Company, or (d) any combination thereof, so that Royal US's Total Profit shall not exceed $55 million after taking into account the foregoing actions.

  Notwithstanding any other provision of the Stock Option Agreement, the Company Option may not be exercised for a number of Shares as would result in a Notional Total Profit (as defined below) of more than $55 million and, if exercise of the Company Option otherwise would exceed such amount, Royal US, at its discretion, may increase the Exercise Price for that number of Shares so that the Notional Total Profit shall not exceed $55 million.

  As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Royal US pursuant to (x) the section of the Merger Agreement which provides for the payment of certain fees and expenses following the termination of the Merger Agreement under certain conditions and (y) the exercise of the Company Option,
(ii) the amount of (x) cash received by Royal US pursuant to the Grantor's repurchase of Shares pursuant to the Stock Option Agreement, less (y) Royal US's purchase price for such Shares, and (iii) (x) the net cash amounts received by Royal US pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party prior to the first anniversary of the date on which the Merger Agreement is terminated, less (y) Royal US's purchase price for such Shares.

  As used herein, the term "Notional Total Profit" with respect to any number of Shares as to which Royal US may propose to exercise the Company Option shall be the Total Profit assuming that the Company Option were exercised for such number of Shares and assuming that such Shares, together with all other Shares held by Royal US and its affiliates, were sold for cash at the closing market price for the Shares as of the close of business on the preceding trading day (less customary brokerage commissions).

  Confidentiality Agreement.

  The following is a summary of certain portions of the Confidentiality Agreement, dated June 18, 1999, between Royal USA, Inc. and the Company (the "Confidentiality Agreement") and is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which has been filed with the SEC as an exhibit to the Schedule 14D-1. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

  As a condition to the furnishing by Royal USA, Inc. or the Company (the "Provider") of information ("Evaluation Material") to the other (the "Recipient"), each of Royal USA, Inc. and the Company, has agreed, among other things, that it will keep such Evaluation Material confidential and will use it solely for evaluating the Offer and the Merger. "Evaluation Material" does not include information which (i) is already in the possession of the Recipient, provided that such information is not known by it to be subject to another confidentiality agreement with or other obligation of secrecy to the Provider or another party, (ii) becomes generally available to the public other than as a result of a disclosure by the Recipient or its directors, officers, employees, agents or advisors, or (iii) becomes available to the Recipient on a non-confidential basis from a source other than the Provider or its advisers, provided that such source is not known to be bound by a confidentiality agreement with or other obligation of secrecy to the Provider or another party.

12. Plans for the Company; Other Matters.

  Plans for the Company. If, as and to the extent that Purchaser acquires control of the Company, Purchaser intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in the Company's business, corporate structure, Certificate of Incorporation, By-laws, capitalization, management or dividend policy.

  Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Purchaser intends promptly to exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Company Board. The Merger Agreement provides that, upon the purchase of and payment for Shares by Purchaser pursuant to the Offer which represent at least a majority of all outstanding shares of Common Stock, Purchaser or Royal US shall be entitled to designate up to such number of directors but in no event less than a majority, rounded up to the next whole number, on the board of directors of the Company as shall give Purchaser representation on such board of directors equal to the product of the total number of directors on such board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Royal US, Purchaser and any other subsidiary of Royal US bears to the total number of Shares then outstanding. See Section 11. The Merger Agreement provides that from and after the Effective Time the directors of Purchaser will be the initial directors of the Surviving Corporation and that Terry Broderick, W. Marston Becker, Joseph Fisher, Joyce Wheeler and Michael Pautler will be the initial officers of the Surviving Corporation.

  Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

  Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, Purchaser has no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board.

  Stockholder Approval. Under Delaware Law, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement and the Stock Option Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with Delaware Law. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. The Merger Agreement provides that Purchaser will vote, or cause to be voted, all of the Shares then owned by Purchaser or any of its subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Purchaser and its subsidiaries acquire in the aggregate at least a majority of the Shares entitled to vote on the approval of the Merger and the Merger Agreement, they would have the ability to effect the Merger without the affirmative vote of any other stockholders.

  Short-Form Merger. Section 253 of Delaware Law provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Purchaser and its subsidiaries acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then a short-form merger could be effected without any approval of the Company Board or the stockholders of the Company, subject to compliance with the provisions of Section 253 of Delaware Law. In the Merger Agreement, Purchaser and the Company have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the Offer for a period not to exceed ten (10) business days, subject to certain conditions, if the Shares tendered pursuant to the Offer are less than 90% of the outstanding Shares, provided that the Expiration Date may not be extended beyond December 31, 1999. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Purchaser presently intends to effect a short-form merger if permitted to do so under Delaware Law.

  Appraisal Rights. Holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of Delaware Law including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under Section 262 of Delaware Law, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

  THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER DELAWARE LAW DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER DELAWARE LAW. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF DELAWARE LAW.

  Rule 13e-3. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the

Merger because it is anticipated that the Merger would be effected within one
(1) year following consummation of the Offer and in the Merger stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the SEC and disclosed to minority stockholders prior to consummation of the transaction.

13. Dividends and Distributions.

  As described above, the Merger Agreement provides that until the Effective Time, except as expressly set forth in or contemplated by the Merger Agreement, neither the Company nor any of its subsidiaries shall: (i) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its wholly-owned subsidiaries and other than regular quarterly dividends paid by the Company on its Shares not in excess of $0.18 per share, with usual record and payment dates and in accordance with the Company's past dividend policy; (ii) repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock; or (iii) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares, of its or any subsidiary's capital stock of any class or any other property or assets (other than Shares issuable pursuant to options outstanding on the date hereof under any stock plan of the Company).

14. Conditions to the Offer.

  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of or, subject to the above restriction, payment for, any tendered Shares, or may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if

  (a) prior to the Expiration Date (i) the Minimum Condition shall not have been satisfied, (ii) any waiting period applicable to the consummation of the Offer and the Merger under the HSR Act shall not have expired or been terminated, (iii) other than the filing of a certificate of merger, any notices, reports and other filings required to be made prior to the Effective Time by the Company or Royal plc or any of their respective subsidiaries with, and any consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Royal US or any of their respective subsidiaries from, any governmental entity, including but not limited to the consent of those insurance commissioners, directors or superintendents of the state insurance departments disclosed in the Merger Agreement, in connection with the execution and delivery of the Merger Agreement and the consummation of the Offer and the Merger and the other transactions contemplated by the Merger Agreement shall not have been made or obtained (as the case may be) and shall not be in full force and effect, or (iv) the Company shall not have obtained the consent or approval of the Commissioner of Insurance or similar regulatory authority in Connecticut, Colorado, Wisconsin, Oklahoma, California, North Carolina, South Carolina, Oregon and Texas or which shall be required under any contract to which the Company or any of its subsidiaries is a party, except those for which the failure to obtain such consents or approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined in the Merger Agreement) or is not, individually or in the aggregate, reasonably likely to prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by the Merger Agreement; or any such consent or approval, or any governmental consent, imposes any condition or conditions relating to, or requires changes or restrictions in, the operations of any asset or businesses of the Company, Royal plc or their respective subsidiaries which could, in the reasonable judgment of the board of directors of Royal US, individually or in the aggregate, materially and adversely impact the economic or business benefits to Royal plc and its subsidiaries of the transactions contemplated by the Merger Agreement or materially impair the ability of any Royal US company (including the Company following the Effective Time) to conduct its business in the manner as such business is now being conducted; or

  (b) at or before the time of payment for any of such Shares (whether or not any Shares have theretofore been accepted for payment), any of the following events shall occur:

    (i) any court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Offer or the Merger, or which makes the acceptance for payment of, or payment for, any Shares in the Offer illegal;

    (ii) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct both when made and at and as of the Expiration Date as though made on and as of the Expiration Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications in the representations and warranties as to "Company Material Adverse Effect," "material" or similar qualifications set forth in the Merger Agreement) would not have, individually or in the aggregate, a Company Material Adverse Effect, or Royal US shall not have received a certificate on the Expiration Date signed on behalf of the Company by an executive officer of the Company to such effect;

    (iii) the Company shall not have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Expiration Date; or

    (iv) there shall have occurred a change, event or circumstance that has had, or would reasonably be expected to have, a Company Material Adverse Effect; or

    (v) the Merger Agreement shall have been terminated in accordance with its terms prior to the Expiration Date; or Royal US, Purchaser and the Company shall have otherwise agreed that Purchaser may amend, terminate or withdraw the Offer;

  The foregoing conditions are for the sole benefit of Royal US and Purchaser and may be asserted by Royal US or Purchaser regardless of the circumstances (including any action or inaction by Royal US or Purchaser) giving rise to such condition or may be waived by Royal US or Purchaser, by express and specific action to that effect, in whole or in part at any time and from time to time in their sole discretion. Any determination by Royal US and Purchaser concerning any event described in this Annex I shall be final and binding upon all holders of Shares. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. Certain Legal Matters.

  General. Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Royal US is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise, or, except as set forth above, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser presently contemplates that such approval or other action will be sought, except as described below under "State Antitakeover Statutes." Except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

  State Antitakeover Statutes. Section 203 of Delaware Law, in general, prohibits a Delaware corporation, such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The provisions of Section 203 of Delaware Law are not applicable to any of the transactions contemplated by the Merger Agreement, because the Merger Agreement and the transactions contemplated thereby were approved by the Company Board prior to the execution thereof.

  A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  Purchaser does not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of Delaware Law, Purchaser has not attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

  Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

  Pursuant to the requirements of the HSR Act, Royal plc, Royal US and Purchaser expect to file their Notification and Report Forms with respect to the Offer and Merger with the DOJ and the FTC on or about July 30, 1999. As a result, assuming such filings are made on July 30, 1999, the waiting period under the HSR Act with respect to the Offer is scheduled to expire at 11:59 p.m., New York City time, on August 14, 1999, (the fifteenth day after such filings are made), unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Royal plc or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Royal plc and the Company with such request.

Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Royal plc. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

  The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Purchaser or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which Royal US and the Company are engaged, Purchaser and Royal US believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

  As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

  Insurance. The Offer is also subject to the receipt of necessary approvals from various state insurance regulatory authorities. Pursuant to the Merger Agreement, Royal US and Purchaser agreed to use their reasonable best efforts to file by August 1, 1999. Applications for Approval of Acquisition of Control of or Merger with a Domestic Insurer (Form A) or a comparable application (each, a "Form A") in a total of nine states where such filings are required. The insurance laws and regulations of certain of the states where such Form A filings will be made require hearings by the state insurance departments before deciding whether to grant approval of an acquisition described in a Form A filing. In certain states that do not require a hearing prior to approval, Royal plc will be entitled to a hearing in the event that the state insurance department proposed not to grant the approval.

  The Company and Royal US currently expect to receive all such regulatory approvals during the fourth quarter of 1999. However, there can be no assurance that the required regulatory approvals described above will be received or, if received, the timing and the terms and conditions thereof. The parties currently expect that the expiration date of the Offer will be extended in order to permit the parties to obtain all such regulatory approvals.

  Federal Reserve Board Regulations. Regulations U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. The Offer will be funded by an unsecured loan. Accordingly, the Margin Regulations will not apply to the funding of the Offer.

  Stockholder Litigation Relating to the Offer.

  Ellis Investments Ltd. v. Becker et al. On July 12, 1999, Ellis Investments Ltd., individually and on behalf of all other stockholders of the Company similarly situated, filed a purported class action complaint in the Court of Chancery of the State of Delaware in and for New Castle County against the Company, each of the Company's directors, Royal plc and Royal USA, Inc. The complaint alleges, among other things, that the defendants breached their fiduciary duties to the Company and its stockholders by (i) not conducting an auction or active market check designed to maximize stockholder value and (ii) agreeing to the Stock Option Agreement. The complaint further alleges that Royal plc and Royal USA, Inc. knowingly aided and abetted the alleged breaches of fiduciary duties. The plaintiff seeks as relief, among other things, (i) an order from the court (A) enjoining the Merger or (B) rescinding the Merger if it is consummated and (ii) the awarding of unspecified monetary damages and attorneys' fees and expenses. The defendants believe that the lawsuit is without merit and intend to defend themselves vigorously.

  William Steiner v. Becker et al. On July 13, 1999, William Steiner, individually and on behalf of all other stockholders of the Company similarly situated, filed a purported class action complaint in the Court of Chancery of the State of Delaware in and for New Castle County against the Company, each of the Company's directors, Royal plc and Royal USA, Inc. The complaint alleges, among other things, that the defendants breached their fiduciary duties to the Company and its stockholders by (i) not conducting an auction or other market check designed to maximize stockholder value, (ii) agreeing to a $45 million termination fee under certain circumstances in connection with the Merger Agreement and (iii) agreeing to the Stock Option Agreement. The complaint further alleges that Royal plc and Royal USA, Inc. knowingly aided and abetted the alleged breaches of fiduciary duties. The plaintiff seeks as relief, among other things, (i) an order from the court (A) enjoining the Merger, (B) requiring the individual defendants to place the Company up for auction and/or to conduct a market-check, and (C) rescinding the Merger if it is consummated and (ii) the awarding of unspecified monetary damages and attorneys' fees and expenses. The defendants believe that the lawsuit is without merit and intend to defend themselves vigorously.

  Paul Green v. Becker et al. On July 13, 1999, Paul Green, individually and on behalf of all other stockholders of the Company similarly situated, filed a purported class action complaint in the Court of Chancery of the State of Delaware in and for New Castle County against the Company, each of the Company's directors, Royal plc and Royal USA, Inc. The complaint alleges, among other things, that the defendants breached their fiduciary duties to the Company and its stockholders by (i) not conducting an auction or active market check designed to maximize stockholder value for the change of control of the Company and (ii) agreeing to the Stock Option Agreement. The complaint further alleges that Royal plc and Royal USA, Inc. knowingly aided and abetted the alleged breaches of fiduciary duties. The plaintiff seeks as relief, among other things, (i) an order from the court requiring the individual defendants to evaluate the Company's value and cooperate fully with any entity or person having a bona fide interest in proposing any transaction which would maximize stockholder value and (ii) the awarding of unspecified monetary damages and attorneys' fees and expenses. The defendants believe that the lawsuit is without merit and intend to defend themselves vigorously.

  Linda Walker v. Becker et al. On July 14, 1999, Linda Walker, individually and on behalf of all other stockholders of the Company similarly situated, filed a purported class action complaint in the Court of Chancery of the State of Delaware in and for New Castle County against the Company, each of the Company's directors, Royal plc and Royal USA, Inc. The complaint alleges, among other things, that the defendants breached their fiduciary duties to the Company and its stockholders by (i) not conducting an auction or active market check designed to maximize stockholder value for the change of control of the Company and (ii) agreeing to the Stock Option Agreement. The complaint further alleges that Royal plc and Royal USA, Inc. knowingly aided and abetted the alleged breaches of fiduciary duties. The plaintiff seeks as relief, among other things, (i) an order from the court (A) enjoining the Merger, and (B) rescinding the Merger if it is consummated and (ii) the awarding of unspecified monetary damages and attorneys' fees and expenses. The defendants believe that the lawsuit is without merit and intend to defend themselves vigorously.

  Rochelle Fishman v. Becker et al. On July 14, 1999, Rochelle Fishman, individually and on behalf of all other stockholders of the Company similarly situated, filed a purported class action complaint in the Court of Chancery of the State of Delaware in and for New Castle County against the Company, each of the Company's directors, Royal plc and Royal USA, Inc. The complaint alleges, among other things, that the defendants breached their fiduciary duties to the Company and its stockholders by (i) not conducting an auction or active market check designed to maximize stockholder value for the change of control of the Company and (ii) agreeing to the Stock Option Agreement. The complaint further alleges that Royal plc and Royal USA, Inc. knowingly aided and abetted the alleged breaches of fiduciary duties. The plaintiff seeks as relief, among other things, (i) an order from the court (A) enjoining the Merger, and (B) rescinding the Merger if it is consummated and
(ii) the awarding of unspecified monetary damages and attorneys' fees and expenses. The defendants believe that the lawsuit is without merit and intend to defend themselves vigorously.

  16. Fees and Expenses. Salomon Smith Barney Inc. ("Salomon Smith Barney") is acting as Dealer Manager for the Offer and as exclusive financial advisor to Royal USA, Inc. and its affiliates in connection with the proposed acquisition of the Company, for which services Salomon Smith Barney will receive customary compensation. Salomon Smith Barney and certain related parties will be indemnified against certain liabilities, including liabilities under the federal securities laws, arising out of Salomon Smith Barney's engagement. In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Royal plc and the Company for their own account or for the account of customers and, accordingly, may at any time hold long or short position in such securities.

  Purchaser has retained Mackenzie Partners, Inc. to serve as the Information Agent and Citibank N.A. to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

  Except as set forth above, neither Purchaser nor Royal US will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

  17. Miscellaneous. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

  No person has been authorized to give any information or to make any representation on behalf of Purchaser or Royal US not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  Purchaser and Royal US have filed with the SEC the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the SEC the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in Section 9 of this Offer to Purchase (except that such material will not be available at the regional offices of the SEC).

                                          NTG Acquisition Corp.

July 16, 1999

                                   SCHEDULE I

            INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
                      OF PURCHASER, ROYAL US AND ROYAL PLC

1. NTG Acquisition Corp. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Each such person is a citizen of the United States and the business address of each such person is c/o Royal Group, Inc., 9300 Arrowpoint Boulevard, Charlotte, NC 28273. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to positions held with Purchaser.

                                Present Principal Occupation or Employment;
   Name (Age)               Material Positions Held During the Past Five Years
   ----------              ----------------------------------------------------
Terry Broderick (54)...... Director and President 1999 to present. Director of
                           Royal USA, Inc. February 1997 to present. President
                           and Chief Operating Officer of Royal USA, Inc.
                           February 1998 to present, President of Royal US,
                           December 1997 to present. Director, Royal US, 1994
                           to present. Officer and Director of Royal US
                           insurance company subsidiaries 1993 to present.

Joseph Fisher (44)........ Director and Chief Financial Officer 1999 to
                           present. Director and Chief Financial Officer of
                           Royal USA, Inc. 1996 to present. Director and Chief
                           Financial Officer of Royal US 1996 to present.
                           Officer and Director of Royal US insurance and non-
                           insurance subsidiaries 1996 to present. Partner in
                           Coopers & Lybrand 1990 to 1995.

Ernest Frohboese (58)..... Director 1999 to present. Director Royal USA, Inc.
                           1994 to present. Director, Senior Vice President and
                           Chief Investment Officer of Royal US and affiliated
                           insurance and non-insurance subsidiaries 1999 to
                           present. 1990 to 1998 Senior Vice President, General
                           Reinsurance Corp.

Joyce Wheeler (47)........ Director 1999 to present. Director, Vice President and Secretary of Royal USA, Inc. 1998 to present.
                           Director of Royal US from 1997 to present. General
                           Counsel, Vice President and Secretary of Royal US
                           1997 to present. Director and Officer of Royal
                           Group, Inc. insurance and non-insurance subsidiaries
                           1993 to present.

2. Royal Group, Inc. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Royal Group, Inc. Each such person is a citizen of the United States. Unless otherwise indicated, the business address of each such person is c/o Royal Group, Inc. 9300 Arrowpoint Boulevard, Charlotte, NC 28273. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to positions held with Royal Group, Inc.

                               Present Principal Occupation or Employment;
    Name (Age)             Material Positions Held During the Past Five Years
    ----------            ----------------------------------------------------
Robert Mendelsohn (52)... Chairman of the Board and Chief Executive Officer of
                          Royal US 1994 to present. Chairman of the Board and
                          Chief Executive Officer of Royal USA, Inc. 1996 to
                          present. President and Chief Operating Officer of WR
                          Berkley Corporation 1990 to 1994.

Terry Broderick (54)..... Director 1994 to present. President of Royal US
                          December 1997 to present. Director Royal USA, Inc.
                          1997 to present and President 1998 to present.
                          Officer and Director of Royal Group, Inc. insurance
                          company subsidiaries 1993 to present.


                               Present Principal Occupation or Employment;
   Name (Age)              Material Positions Held During the Past Five Years
   ----------             ----------------------------------------------------
Joseph Fisher (44)....... Director and Chief Financial Officer of Royal US
                          1996 to present and of affiliated insurance and non-
                          insurance subsidiaries. Director and Chief Financial
                          Officer of Royal USA, Inc. 1996 to present. Partner
                          in Coopers & Lybrand 1990 to 1995.

Ernest Frohboese (58).... Director, Senior Vice President and Chief Investment
                          Officer of Royal US and affiliated insurance and
                          non-insurance subsidiaries January 1999 to present.
                          Director of Royal USA, Inc. January 1999 to present.
                          1990 to 1998 Senior Vice President, General
                          Reinsurance Corp.

Larry Simmons (50)....... Director of Royal US 1995 to present. Director of
                          Royal USA, Inc. 1997 to present. Director and Senior
                          Vice President of Royal US insurance and non-
                          insurance company subsidiaries 1993 to present.

Paul Stewman (57)........ Director of Royal US 1995 to present. Director of
                          Royal USA, Inc. 1997 to present. Senior Vice
                          President and Director of Royal US insurance and
                          non-insurance subsidiaries 1995 to present. Chairman
                          Personal Lines Insurance Brokerage (Chubb Corp.)
                          1994 to 1995.

Joyce Wheeler (47)....... Director of Royal US 1997 to present. Director, Vice
                          President and Secretary of Royal USA, Inc. 1997 to
                          present. General Counsel, Vice President and
                          Secretary of Royal US 1997 to present. Director and
                          Officer of Royal US insurance and non-insurance
                          subsidiaries 1993 to present.

3. Royal & Sun Alliance Insurance Group plc The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Royal & Sun Alliance Insurance Group plc. Unless otherwise indicated, each such person is a citizen of the United Kingdom and the business address of each such person is c/o Royal & Sun Alliance Insurance Group plc 30 Berkeley Square, London, W1X 5HA, England. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Royal & Sun Alliance Insurance Group plc.

                                Present Principal Occupation or Employment;
    Name (Age)              Material Positions Held During the Past Five Years
    ----------             ----------------------------------------------------
Sir Patrick Gillam (66)... Chairman. Director of Royal plc March 1997 to
                           present. Chairman of Standard Chartered plc 1993 to
                           present. Chairman of Asda Group 1991-96.

Anthony Forbes (61)....... Deputy Chairman. Director of Royal plc July 1996 to
                           present. Director of Royal Insurance 1994 to 1997.
                           Joint Senior Partner of Cazenove & Co. until March
                           1994. Director of Carlton Communications 1994 to
                           present. Director of The Merchants Trust 1994 to
                           present.

Robert Ayling (52)........ Director Royal plc 1996 to present. Director of Sun
                           Alliance Group plc from 1993 to 1996. Director
                           British Airways 1991 to present. Chief Executive of
                           British Airways 1996 to present. Group Managing
                           Director of British Airways 1993 to 1996. Chairman
                           of New Millennium Experience Company 1997 to
                           present.



                               Present Principal Occupation or Employment;
    Name (Age)             Material Positions Held During the Past Five Years
    ----------            ----------------------------------------------------
Carole St. Mark (56)..... Director of Royal plc September 1998 to present.
                          President and Chief Executive Officer of Growth
                          Management LLC from 1997 to present. President and
                          Chief Executive Officer of Pitney Bowes Business
                          Services 1994 to 1997. Director of Polaroid Corp.
                          SuperValu Inc. and Gerber Scientific Inc. Ms. St.
                          Mark is a citizen of the United States.

Jens-Erik Christensen     Managing Director, Europe, Middle East & Africa 1998
 (49).................... to present. Managing Director Codan 1999 to present.
                          General Manager of Codan 1993 to 1998. Mr.
                          Christensen is a Danish citizen.

Roderick P. Hoover, Jr.   Royal plc Group Treasurer September 1998 to present.
 (44).................... Vice President and Finance Officer of various US insurance subsidiaries of Royal US 1990 to September
                          1998. Mr. Hoover is a citizen of the United States.

Richard Owen Hudson       Group Director, Worldwide Commercial Practices,
 (47).................... Royal plc February 1998 to present. Deputy Managing
                          Director, Global Risks Division, Royal plc, July
                          1996 to February 1998. Operations Director, Royal
                          Global October 1994 to 1996.

Ewoud Kulk (53).......... Group Director, Asia Pacific 1998 to present.
                          Managing Director Royal plc Australia 1994 to 1998.
                          Deputy Managing Director 1992 to 1994. Mr. Kulk is a
                          citizen of the Netherlands.

David Miller (47)........ Director, Legal & Secretarial of Royal plc February
                          1998 to present. Group Secretary Royal plc July 1996
                          to February 1998. Group Secretary of Sun Alliance
                          Group plc from July 1991 to July 1996.

Jan Miller (48).......... Director Financial Control 1998 to present; Group
                          Financial Controller of Royal plc and Royal
                          Insurance 1993 to present.

Syd Pennington (53)...... Group Director, Customers and People 1998 to
                          present. Managing Director 1996 to 1998. Managing
                          Director of The Insurance Service, the direct arm of
                          Royal Insurance 1994 to 1996.

John Baker (61).......... Director of Royal plc July 1996 to present. Director of Royal Insurance from 1995 to 1997. Chairman of
                          Medeva 1998 to present. Chairman of National Power
                          until 1997.

Nicholas Barber (58)..... Director of Royal plc July 1996 to present. Director of Royal Insurance 1991 to 1997. Director of
                          Albright & Wilson 1995 to present. Chief Executive
                          of Ocean Group 1980 to July 1994. Governor of the
                          London Business School 1992 to present.

Robert Gunn (54)......... Director of Royal plc June 1999 to present. Chief
                          Executive Officer and Group Director Americas, Royal
                          & Sun Alliance Insurance Company of Canada 1998 to
                          present. President and Chief Executive Officer of
                          Royal Insurance Company of Canada 1990 to 1998. Mr.
                          Gunn is a citizen of Canada.

Julian Hance (43)........ Director Royal plc 1998 to present. Group Finance
                          Director October 1998 to present. Finance Director
                          Life and Investments and Group Chief Accountant of
                          Sun Alliance Group plc.


                               Present Principal Occupation or Employment;
       Name (Age)          Material Positions Held During the Past Five Years
       ----------         ----------------------------------------------------
Thomas Arthur Hayes       Director Royal plc 1996 to present. Director of Sun
 (56)...................  Alliance Group plc 1992 to 1996. Group Executive
                          Director 1994 to February 1998. Group Director,
                          Investment & Financial Services of Royal plc
                          February 1998 to present. Director of Thistle
                          Hotels.

Henry Keswick (60)......  Director Royal plc July 1996 to present. Director of
                          Sun Alliance Group plc 1975 to July 1996. Chairman
                          of Jardine Matheson Holdings Limited 1984 to
                          present. Director of Robert Fleming Holdings Limited
                          1975 to present. Director of Telegraph Group 1997 to
                          present.
Robert Mendelsohn (52)..  Group Chief Executive and Director December 1997 to
                          present. Chairman of the Board and Chief Executive
                          Officer of Royal USA, Inc. 1996 to present. Chairman
                          of the Board and Chief Executive Officer of Royal US
                          1994 to present. President and Chief Operating
                          Officer of WR Berkley Corporation 1990 to 1994. Mr.
                          Mendelsohn is a citizen of the United States.

John Rowson (69)........  Director Royal plc July 1996 to present. Director of
                          Royal Insurance 1994 to 1997. Senior Partner of
                          Herbert Smith 1988 to 1993.

Paul Spencer (49).......  Director Royal plc 1996 to present. Chief Executive
                          UK October 1998 to present. Group Finance Director
                          of Royal Insurance and Royal plc 1996 to 1998.
                          Associate Director-Treasurer of Hanson 1986 to 1996.

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  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                        The Depositary for the Offer is:

                                 Citibank N.A.
                         By Overnight Courier Delivery:
                                 Citibank N.A.
                                  915 Broadway
                                   5th Floor
                            New York, New York 10010

        By Mail:          Facsimile for Eligible             By Hand:
     Citibank N.A.        Institutions:                   Citibank N.A.
      P.O. Box 685             (212) 505-2248         Corporate Trust Window
  Old Chelsea Station     Facsimile Confirmation Only: 111 Wall Street 5th
   New York, New York            (800) 270-0808               Floor
         10113                                          New York, New York
                                                              10043

  Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                MACKENZIE
                                PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll-free: (800) 322-2885

                                 ------------

                      The Dealer Manager for the Offer is:
                              Salomon Smith Barney
                              388 Greenwich Street
                            New York, New York 10013
                                 (212) 816-1057

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